Exhibit 99.3

LETTER TO BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

Offer To Exchange Warrants to Acquire Shares of Class 1 Common Stock
of
BTRS Holdings Inc.
for
Shares of Class 1 Common Stock
of
BTRS Holdings Inc.
and
Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN STANDARD TIME, ON DECEMBER 16, 2021, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. THE WARRANTS (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

November 18, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed are the Prospectus/Offer to Exchange dated November 18, 2021 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of BTRS Holdings Inc., a Delaware corporation (the “Company”), to each holder of the Warrants (as defined below) to purchase shares of Class 1 Common Stock, par value $0.0001 per share (“Common Stock”), of the Company, the opportunity to receive 0.30 shares of Common Stock in exchange for each Warrant tendered by the holder (“Warrant Holder”) and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will expire at one minute after 11:59 p.m., Eastern Standard Time, on December 16, 2021, or such later time and date to which the Company may extend the Offer. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”

The Warrants sold as part of the units in our initial public offering of our securities on June 24, 2019 (“IPO”) (whether they were purchased in the IPO or thereafter in the open market) are referred to herein as the “Warrants.” Each Warrant entitles the holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment. The Warrants are quoted on The Nasdaq Capital Market under the symbol “BTRSW.” As of November 16, 2021, 12,497,692 Warrants were outstanding. Pursuant to the Offer, the Company is offering up to an aggregate of 3,749,307 shares of Common Stock in exchange for the Warrants.

Each holder whose Warrants are exchanged pursuant to the Offer will receive 0.30 shares of Common Stock for each Warrant tendered by such holder and exchanged. Any Warrant Holder that participates in the Offer may tender less than all of its Warrants for exchange.

No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of Common Stock on the Nasdaq Global Select Market on the last trading day of the Offer Period. The Company’s obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from holders of the Warrants (the “Consent Warrants”) to amend the warrant agreement, dated as of June 19, 2019, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.27 shares of Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the adoption of the Warrant Amendment will require the consent of holders of at least 50% of the Warrants.

Parties representing approximately 56.44% of the Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a separate tender and support agreement (the “Tender and Support Agreement”). Accordingly, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Holders of the Consent Warrants may not consent to the Warrant Amendment without tendering the Consent Warrants in the Offer and holders may not tender such Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants, and therefore by tendering Consent Warrants for exchange holders will be delivering to us their consent. Holders may revoke consent at any time prior to the Expiration Date (as defined below) by withdrawing Consent Warrants holders have tendered in the Offer.

If at least 50% of the holders of the outstanding Consent Warrants do not provide consent to the Warrant Amendment, Warrants not exchanged for shares of Common Stock pursuant to the Offer will remain outstanding subject to their current terms, including any such terms permitting the Company to redeem such Warrants prior to their expiration. The Company reserves the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer.

WE ARE NOT AWARE OF ANY U.S. STATE WHERE THE MAKING OF THE OFFER AND THE CONSENT SOLICITATION IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY U.S. STATE WHERE THE MAKING OF THE OFFER AND THE CONSENT SOLICITATION OR THE ACCEPTANCE OF THE WARRANTS PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER AND THE CONSENT SOLICITATION WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE WARRANT HOLDERS.

Enclosed with this letter are copies of the following documents:

1.	The Prospectus/Offer to Exchange;

2.
The Letter of Transmittal and Consent, for your use in accepting the Offer, providing your consent to the Warrant Amendment and tendering Warrants for exchange and for the information of your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee. Manually signed copies of the Letter of Transmittal and Consent may be used to tender Warrants and provide consent;

3.
The Notice of Guaranteed Delivery to be used to accept the Offer in the event (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Exchange Agent”) prior to the Expiration Date;

4.
A form of letter which may be sent by you to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, including an Instructions Form provided for obtaining each such client’s instructions with regard to the Offer; and

5.	A return envelope addressed to Exchange Agent.

Certain conditions to the Offer are described in the section of the Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Standard Time, on December 16, 2021, or such later time and date to which the Company may extend the Offer.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent, the information agent, dealer manager and certain other persons, as described in the section of the Prospectus/Offer to Exchange entitled “Market Information, Dividends and Related Stockholder Matters — Fees and Expenses”) for soliciting tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding copies of the enclosed materials to your clients for whose accounts you hold Warrants.

Any questions you have regarding the Offer should be directed to, and additional copies of the enclosed materials may be obtained from, the information agent in the Offer:

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Individuals, please call toll-free: (800) 628-8538
Banks and brokerage, please call: (212) 269-5550
Email: btrs@dfking.com

Very truly yours,
BTRS Holdings Inc.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person the agent of the Company, the Exchange Agent, the dealer manager, the information agent or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them in connection with the Offer and Consent Solicitation other than the enclosed documents and the statements contained therein.